Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Wells Fargo Funds Trust:

We consent to the use of our reports dated November 21, 2007 with respect to the financial statements of the Aggressive Allocation Fund, Growth Balanced Fund and Moderate Balanced Fund; our reports dated April 20, 2007 with respect to the financial statements of the Lifestage - Aggressive Portfolio, Lifestage - Conservative Portfolio and Lifestage Moderate Portfolio, incorporated herein by reference in the Combined Proxy Statement/Prospectus and in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 28, 2008